Exhibit 10.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

by and among

GREATBANC TRUST COMPANY,
solely as trustee of the
TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST
which forms a part of the
TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN,

TESOP CORPORATION,

TRIBUNE COMPANY

and

EGI-TRB, L.L.C.
(solely for the limited purposes of Section 8.12 hereof)

Dated as of April 1, 2007

Section 8.13	Headings	55
Section 8.14	Interpretation	55
Section 8.15	No Recourse	55
Section 8.16	Definitions	56

EXHIBITS

Exhibit A – Certificate of Incorporation
Exhibit B – By-Laws
Exhibit C – Exchange Agreement

AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2007 (the “Agreement”), among GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the “ESOP Fiduciary”) of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP”), Tesop Corporation, a Delaware corporation all of the common stock of which is owned by the ESOP (“Merger Sub”), Tribune Company, a Delaware corporation (the “Company”), and EGI-TRB, L.L.C., a Delaware limited liability company (“Tribune Acquisition”) (solely for the limited purposes of Section 8.12 hereof).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger.

WHEREAS, concurrently herewith, the Company, Tribune Acquisition and Samuel Zell have entered into a Securities Purchase Agreement (the “Tribune Purchase Agreement”) pursuant to which Tribune Acquisition has, on the terms and subject to the conditions set forth in the Tribune Purchase Agreement, agreed to purchase (a) 1,470,588 shares of Company Common Stock (as defined below) and an unsecured $200,000,000 subordinated exchangeable note (the “Subordinated Exchangeable Note”) prior to consummation of the Merger and (b) an unsecured $225,000,000 subordinated promissory note (the “Subordinated Note”) and a warrant (the “Warrant”) to purchase 43,478,261 shares of common stock of the Surviving Corporation (as defined below) immediately following consummation of the Merger.

WHEREAS, concurrently herewith, the ESOP Fiduciary, on behalf of the ESOP, and the Company have entered into an Equity Purchase Agreement (the “ESOP Purchase Agreement”) pursuant to which the ESOP has, on the terms and subject to the conditions set forth in the ESOP Purchase Agreement, agreed to purchase 8,928,571 shares of Company Common Stock prior to consummation of the Merger.

WHEREAS, concurrently herewith, the Company has entered into a Voting Agreement with Chandler Trust No. 1 and Chandler Trust No. 2, pursuant to which Chandler Trust No. 1 and Chandler Trust No. 2 have agreed, among other things, to vote in favor of this Agreement and the Merger.

WHEREAS, concurrently herewith, the Company, Tribune Acquisition and the ESOP Fiduciary, on behalf of the ESOP, have entered into an Investor Rights Agreement (the “Investor Rights Agreement”) pursuant to which the parties thereto will have certain rights and obligations as the Surviving Corporation and the stockholders of the Surviving Corporation, as applicable.

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of independent directors of the Company (the “Special Committee”), has (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend to its shareholders approval and adoption of this Agreement.

WHEREAS, the ESOP Fiduciary, on behalf of the ESOP, and the board of directors of Merger Sub have approved this Agreement and declared it advisable for the ESOP and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, the ESOP, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ESOP, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2             Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and the ESOP may agree in writing.

Section 1.3             Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger in a form reasonably satisfactory to the ESOP and Tribune Acquisition (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company, its Subsidiaries and Merger Sub.

Section 1.5             Certificate of Incorporation and By-laws of the Surviving Corporation.  Subject to Section 5.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be Tribune Company and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, with such changes as may be necessary to comply with any applicable Law or the rules and regulations of any national securities exchange, in each case, until thereafter amended in accordance with applicable Law, except the references to Merger Sub’s name shall be replaced by references to Tribune Company.

Section 1.6             Directors.  Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7             Officers.  The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Common Stock.  Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than (i) Shares to be cancelled pursuant to Section 2.1(b) and (ii) Dissenting Shares (as hereinafter defined), shall be converted automatically into and shall thereafter represent the right to receive

Thirty-four Dollars ($34.00) in cash plus the Additional Per Share Consideration (the “Merger Consideration”).  The “Additional Per Share Consideration” shall mean an amount per share, if any, rounded to the nearest whole cent, equal to (1) Thirty-four Dollars ($34) multiplied by (2) eight percent (8%) multiplied by (3) the Annualized Portion (as hereinafter defined).  The “Annualized Portion” shall mean the quotient obtained by dividing (x) the number of days actually elapsed from and excluding January 1, 2008 to and including the Closing Date by (y) 365.  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)           ESOP and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by the ESOP or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)           Treatment of Company Preferred Stock.  Each share of Series E Preferred Stock of the Company that is owned immediately prior to the Effective Time by an Eagle Entity, which shares constitute all the outstanding shares of Series E Preferred Stock, shall remain outstanding following the Merger in accordance with their terms.

(d)           Conversion of Merger Sub Common Stock.  All the shares of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, in the aggregate, 56,521,739 validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of Series E Preferred Stock referred to above in Section 2.1(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)           Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively waives, withdraws or loses its rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Shares shall not be deemed Dissenting Shares and will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Dissenting Shares for which appraisal rights have been perfected shall be paid to the Surviving Corporation upon demand.  The Company will give the ESOP (i) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company that relate to any such demand for dissenters’ rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands.  The Company shall not, except with the prior written consent of the ESOP, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

(f)            Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2             Exchange of Certificates.

(a)           Paying Agent.  At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with a U.S. bank or trust company to act as a paying agent hereunder pursuant to an agreement customary in form and substance (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) and the Company Stock-Based Awards (as hereinafter defined), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)           Payment Procedures.

(i)            As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the ESOP and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) upon surrender of such documents as may reasonably be required by the Paying Agent, to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii)           Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(iii)          The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of applicable Federal, state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation as general unsecured creditors of the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability.  Notwithstanding anything herein to the contrary, none of the Company, the ESOP, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by the Company; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, or commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, a division of The McGraw Hill Companies, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), or a combination thereof.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)           Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof, other than risk factor and similar cautionary disclosure contained in the Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or under any other similar heading, or as disclosed in the disclosure schedule delivered by the Company to the ESOP immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the ESOP and Merger Sub as follows:

Section 3.1             Qualification, Organization, Subsidiaries, etc.   Each of the Company and its Subsidiaries and, to the knowledge of the Company, each Company Joint Venture is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, hold and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, holding or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, “Company Joint Venture” means CareerBuilder,

LLC, ShopLocal, LLC, Topix LLC, Television Food Network, G.P., Comcast SportsNet Chicago, LLC, Eagle New Media Investments, LLC (“Eagle New Media”), and Eagle Publishing Investments, LLC (“Eagle Publishing” and together with Eagle New Media, the “Eagle Entities”).  As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the Company and its Subsidiaries, taken as a whole, or that have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or to consummate the Merger and the other transactions to be performed or consummated by the Company; provided, however that “Company Material Adverse Effect” shall not include facts, circumstances, events or changes resulting from (a) changes in general economic or political conditions or the securities, credit or financial markets in general, (b) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in law or regulation across such industries, (c) the announcement of this Agreement or the pendency or consummation of the Merger, (d) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Tribune Acquisition and the ESOP, (e) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (f) the identity of Tribune Acquisition or the ESOP or any of their affiliates as participants in the transactions contemplated by this Agreement or the other agreements described in the recitals hereof or (g) changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board, the Accounting Principles Board, the American Institute of Certified Public Accountants and other similar organizations generally considered authoritative with respect to the interpretation of GAAP, except, in the case of the foregoing clauses (a) and (b), to the extent such facts, circumstances, events, changes or developments referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries or in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.  For the avoidance of doubt, the parties agree that any decline in the stock price of the Company Common Stock on the New York Stock Exchange or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Company Material Adverse Effect, but the underlying causes of such decline or failure shall be considered to the extent applicable (and subject to the proviso set forth in the immediately preceding sentence) in determining whether there is a Company Material Adverse Effect.  The Company has made available to the ESOP prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws and the charter and comparable organizational documents of each Company Joint Venture, each as amended through the date hereof.  The amended and restated certificate of incorporation and by-laws of the Company are in full force and effect, and the certificate of incorporation and by-laws or similar organizational documents of each Subsidiary of the Company and, to the knowledge of the Company, each Company Joint Venture are in full force and effect.  Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Company Joint Venture is in material violation of any provision of its certificate of incorporation or by-laws or similar organizational documents.

Section 3.2             Capital Stock.

(a)           The authorized capital stock of the Company consists of 1,400,000,000 shares of Company Common Stock and 12,000,000 shares of preferred stock, without par value (“Company Preferred Stock”), of which 6,000,000 shares are designated as Series A Junior Participating Preferred Stock and 380,972 shares are designated as Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”).  At the close of business on March 14, 2007, (i) 388,098,408 shares of Company Common Stock were issued and outstanding (including 18,000 Restricted Shares), (ii) 87,035,996 shares of Company Common Stock were held in treasury, (iii) 60,671,319 shares of Company Common Stock were held by the Eagle Entities, (iv) 32,853,240 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company or of the former Times Mirror Company (the “Company Stock Plans”) and (v) 137,643 shares of Series D-1 Preferred Stock were issued and outstanding and held by the Eagle Entities.  All outstanding shares of Company Common Stock and Company Preferred Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and all Liens.  As of immediately prior to the Effective Time, there will be (i) no shares of Series D-1 Preferred Stock issued and outstanding and (ii) issued and outstanding shares of Series E Preferred Stock, all of which will be held by the Eagle Entities, as contemplated by that certain Exchange Agreement by and among the Company, Eagle New Media and Eagle Publishing (the “Exchange Agreement”).  Such Series E Preferred Stock, when issued in accordance with the terms of the Exchange Agreement, will be fully authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and all Liens.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth as of March 14, 2007, a complete and correct list of all outstanding Company Stock-Based Awards, Restricted Shares, Company Stock Options and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents), the number of shares of Company Common Stock issuable thereunder or with respect thereto and the exercise price (if any) and the Company has granted no other such awards since March 14, 2007 and prior to the date hereof.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including any required shareholder approval by the necessary number of votes or written consents, and each such grant was made in all material respects in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act, and all other applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange.  The per share exercise price of each Company Stock Option was equal to the fair market value (as such term is defined in the applicable Company Stock Plan) of a share of Company Common Stock on the applicable grant date.  The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.  No outstanding Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

(c)           All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all Liens.  To the knowledge of the Company, all of the outstanding ownership interests in each of the Company Joint Ventures are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.  All the outstanding shares of capital stock of, or other equity interests in, each Company Joint Venture that are owned by the Company or a wholly owned Subsidiary of the Company, are owned free and clear of all Liens.

(d)           Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after March 14, 2007, which were reserved for issuance as of March 14, 2007 as set forth in subsection (a) above with respect to awards outstanding as of such date under Company Stock Plans, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, or other similar rights, undertakings, agreements or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, undertaking, agreement or arrangement, (C) repurchase, redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or Company Joint Venture or (E) give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock.  Except for the issuance of shares of Company Common Stock that were reserved for issuance as set forth in subsection (a) above, and except for regular quarterly cash dividends, from March 9, 2007 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors has not authorized any of the foregoing.

(e)           Except for awards to acquire or receive shares of Company Common Stock under a Company Stock Plan, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(f)            There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3             Corporate Authority Relative to This Agreement; No Violation.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined) in the case of the Merger, to consummate the Merger and the other transactions contemplated hereby.  The Board of Directors of the Company, acting upon the recommendation of the Special Committee, at a duly held meeting has (i) determined that it is fair to and in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that this Agreement and the Merger be submitted for consideration of the shareholders of the Company at the Company Meeting (as hereinafter defined).  Assuming the accuracy of the representations and warranties of the ESOP and Merger Sub set forth in Section 4.9, (i) the determinations, approvals and resolutions by the Board of Directors of the Company are sufficient to render inapplicable to the ESOP and Merger Sub and this Agreement, the Merger and the other transactions contemplated hereby the restrictions on “business combinations” contained in Section 203 of the DGCL and (ii) to the knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or Federal laws in the United States applicable to the Company is applicable to the ESOP and Merger Sub and this Agreement, the Merger or the other transactions contemplated hereby.  Except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the ESOP and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined) and the Schedule 13E-3 (as hereinafter defined), (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) filings with the Federal Communications Commission (the “FCC”), the FCC Order (as hereinafter defined), and the state regulatory bodies (the “State Commissions”) set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky laws, (vii) such of the foregoing as may be required in connection with the Financing, and (viii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (viii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.  As used herein, “FCC Order” means one or more orders or decisions of the FCC (or its staff) which grant all consents or approvals required under the Communications Act of 1934, as amended (the “Communications Act”) or the rules, regulations and published policies of the FCC promulgated thereunder (the “FCC Rules”) for the transfer of control or assignment of all FCC licenses, permits or other authorizations held by the Company or any of its Subsidiaries to the ESOP, Merger Sub or an affiliate of the ESOP or Merger Sub and the consummation of the transactions contemplated by this Agreement, whether or not any (x) appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or any sua sponte action by the FCC with similar effect, has expired or (y) such order is subject to any condition or provision of law or regulation of the FCC (whether such law or regulation is now existing or is proposed in any proceeding pending at the time of receipt of the FCC Order).  There is not pending or, to the knowledge of the Company, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture, complaint or investigation against or relating to the Company, any of its Subsidiaries or a Company Station or, to the knowledge of the Company, any Company Joint Venture, nor, to the knowledge of the Company, is there any fact or circumstance related to the Company, any of its Subsidiaries, any Company Joint Venture or a Company Station, that would reasonably be expected to prevent the FCC from issuing the FCC Order.

(c)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, any of its Subsidiaries or any Company Joint Venture, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) assuming compliance with the matters referenced in Section 3.3(b), conflict with, contravene, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person (other than employees of the Company) under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which the Company or any of the Company’s Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in

Company SEC Documents filed prior to the date hereof, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4             Reports and Financial Statements.

(a)           The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since December 25, 2005 (the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company is, or at any time since December 25, 2005 has been, required to file any form or report with the SEC.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and comply as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Since December 25, 2005, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c)           To the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, could reasonably be expected to have a Company Material Adverse Effect.

Section 3.5             Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective.

Section 3.6             No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Documents, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7             Compliance with Law; Permits.

(a)           The Company, each of the Company’s Subsidiaries, their relevant personnel and operations and, to the knowledge of the Company, each of the Company Joint Ventures are, and since December 31, 2006, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b)           The Company, the Company’s Subsidiaries and, to the knowledge of the Company, each of the Company Joint Ventures are in possession of and have in effect all franchises, grants, authorizations, licenses, permits (other than the Company FCC Licenses), easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), and no non-renewal, suspension, cancellation or materially adverse modification of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have any of the Company Permits or the suspension, cancellation or materially adverse modification of any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no violation of, default (with or without the lapse or time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect in accordance with their terms and, to the Company’s knowledge, there is no event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit, except where the failure to be in full force and effect, or where such revocation, cancellation, non-renewal or adverse modification, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Section 3.7(c) of the Company Disclosure Schedule sets forth (i) all main television and radio station licenses, permits, authorizations and approvals issued by the FCC to the Company or any of its Subsidiaries for the operation of the Company Stations (“Company FCC Licenses”) and the legal name of the entity to which each such Company FCC License was issued and (ii) all time brokerage agreements and joint sales agreements between the Company or any of its Subsidiaries and any other broadcast licensee with respect to any broadcast television or radio station.  The Company FCC Licenses are in full force and effect in accordance with their terms in all material respects and are not subject to any material conditions except for conditions applicable to television or radio broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses.  The Company and its Subsidiaries have constructed and operated and currently are constructing and operating the Company Stations in material compliance with the terms of the Company FCC Licenses, the Communications Act, the FCC Rules and applicable requirements of the Federal Aviation Administration (the “FAA”).  Without limiting the generality of the foregoing, the Company and its Subsidiaries have timely filed or made all applications, reports and other disclosures required by the FCC or FAA to be filed or made with respect to the Company Stations and have timely paid all FCC regulatory fees with respect to the Company Stations, except for such noncompliance, failure to file or failure to pay as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries hold all Company FCC Licenses necessary for the Company and its Subsidiaries to construct and operate the Company Stations as they are now being constructed and operated, and no suspension, cancellation or adverse modification of any of the Company FCC Licenses is pending or, to the knowledge of the Company, threatened, except where the failure to have any of the Company FCC Licenses or the non-renewal, suspension, cancellation or materially adverse modification of any of the Company FCC Licenses would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is not pending or, to the knowledge of the Company, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture, complaint or investigation against or relating to the Company, any of its Subsidiaries, any Company Station or, to the knowledge of the Company, any Company Joint Venture, except for any such proceedings, notices, orders, complaints or investigations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no order of forfeiture or notice of liability issued by the FCC with respect to the Company, any of its Subsidiaries, any Company Station or, to the knowledge of the Company, any Company Joint Venture that has not been satisfied.  As used herein, “Company Station” shall mean each radio broadcast and television station currently owned and operated by the Company or any of its Subsidiaries, including full power radio and television broadcast stations and low power television and television translator stations.

(d)           The transmission towers and other transmission facilities of the Company Stations have been maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice.  To the knowledge of the Company, no Company Station causes interference in violation of the Communications Act or the FCC Rules to the transmission of any other broadcast station or communications facility.

(e)           Neither the Company nor any of its Subsidiaries has leased, licensed, assigned, conveyed or otherwise encumbered any portion of the digital spectrum of a Company Station or granted rights to any party to broadcast on any portion of the digital spectrum of a Company Station.

Section 3.8             Environmental Laws and Regulations.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws, (iii) since December 31, 2006, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any of their respective properties or assets, (iv) there have been no Releases or transportation of any Hazardous Substance at, onto, or from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, notice of violation or written claim asserted or arising under any Environmental Law.  It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

(b)           As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date hereof, or (z) the protection of worker health or safety.

(c)           As used herein, “Hazardous Substance” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d)           As used herein, “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Substance, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.

Section 3.9             Employee Benefit Plans.

(a)           Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  “Company Benefit Plans” means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than the Company or a Company Subsidiary pursuant to any collective bargaining agreements), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

(b)           Section 3.9(b) of the Company Disclosure Schedule lists all “multiemployer plans” (as defined in Regulation 4001.2 under ERISA) to which the Company or any ERISA Affiliate (as defined below) is obligated to contribute currently or has been obligated to contribute during the immediately preceding three years.  The Company has made available to the ESOP all material written information which it has regarding potential withdrawal liability under such multiemployer plans, and, subject to, and in accordance with Section 5.2, the Company will use reasonable best efforts to assist the ESOP and Merger Sub in obtaining any additional, available material information regarding such multiemployer plans as the ESOP or Merger Sub shall reasonably request.

(c)           The Company has heretofore made available to the ESOP true and complete copies of each of the material Company Benefit Plans and material related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iii) the most recent determination letter from the Internal Revenue Services (the “IRS”) (if applicable) for such Company Benefit Plan.

(d)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:  (i) each material Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and in each case the regulations thereunder (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and, to the knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code and (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any liability of the Company or any of its Subsidiaries.  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)           Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation, forgiveness of indebtedness or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iv) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, director or officer, except as expressly provided in this Agreement, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

Section 3.10           Absence of Certain Changes or Events.

(a)           From December 31, 2006 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the Tribune Purchase Agreement or the ESOP Purchase Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Since the date of this Agreement, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11           Investigations; Litigation.  As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of the Company’s Subsidiaries or, to the knowledge of the Company, any Company Joint Venture which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitrations, mediations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any of their respective properties or, to the knowledge of the Company, any Company Joint Venture at law or in equity (and, to the knowledge of the Company, there is no basis for any such action, suit, inquiry, investigation or proceeding) before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12           Proxy Statement; Other Information.  The proxy statement (including the letter to shareholders, notice of meeting and form of proxy, and any amendments or supplements thereto, the “Proxy Statement”) and the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”)  to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time they are concurrently filed with the SEC, or, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company will cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the requirements of the

Exchange Act and the rules and regulations thereunder applicable thereto as of the date of such filing.  No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied by the ESOP, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13           Rights Plan.  The Board of Directors of the Company has resolved to, and the Company promptly after the execution of this Agreement will, take all action necessary to render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company (“Rights”), issued pursuant to the terms of the Rights Agreement, dated as of December 12, 1997, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent, inapplicable to the Merger and the execution and operation of this Agreement.

Section 3.14           Tax Matters.

(a)           Except in the case of clauses (i), (iv) or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters owed or claimed to be owed by the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed, in whole or in part, by Section 355(a) or 361 of the Code (or any similar provision of state, local or foreign Law) and (vii) neither the Company nor any of its Subsidiaries has ever entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a) (other than transactions for which Form 8866 was filed with the Company’s Tax Returns).

(b)           None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting or Section 481 of the Code or (v) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Company SEC Documents.

(c)           As used in this Agreement, (i) “Taxes” means any and all (whether or not disputed) domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (A) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (B) a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to any such amounts, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15           Labor Matters.  Except for matters in the case of clause (e) below which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”) that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (b) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (c) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (d) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, and (e) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices.  Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998 as a result of any action taken by the Company (other than at the written direction of the ESOP or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16           Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all material Liens, all domestic and foreign trademarks

(including call signs), trade names, service marks, service names, assumed names, registered and unregistered copyrights and applications for same, domain names, patents and patent applications and registrations used in their respective businesses as currently conducted, including all rights associated therewith, whether registered or unregistered and however documented (collectively, the “Intellectual Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2006, (a) there has not been any pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other unauthorized use of Intellectual Property by the Company or any of its Subsidiaries, or challenging any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any of the Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise made unauthorized use of any intellectual property rights of any person, and neither the Company nor any of its Subsidiaries has received an “invitation to license” or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any intellectual property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other unauthorized use by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person has or is currently infringing, misappropriating or otherwise making unauthorized use of any Intellectual Property of the Company or any of its Subsidiaries and (e) the Company and its Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve the Intellectual Property.

Section 3.17           Real Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof).

Section 3.18           Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of each of Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares (other than certain affiliated entities).

Section 3.19           Required Vote of the Company Shareholders.  Subject to the accuracy of the representations and warranties of the ESOP and Merger Sub in Section 4.9, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Shareholder Approval”).

Section 3.20           Material Contracts.

(a)           Except for this Agreement, the Tribune Purchase Agreement, the ESOP Purchase Agreement, the Company Benefit Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their properties or other assets bound by, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.20(a) being referred to herein as “Company Material Contracts”).

(b)           Neither the Company nor any Subsidiary of the Company is in breach of or default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21           Finders or Brokers.  Except for Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Inc. and Citigroup Global Markets Inc. (the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.  The Company has made available to the ESOP an accurate and complete summary of the fee arrangements with the Company Financial Advisors.

Section 3.22           Insurance.  The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company or its Subsidiaries, and in amounts sufficient to comply with all Company Material Contracts to which the Company or any of its Subsidiaries are parties or are otherwise bound.

Section 3.23           Affiliate Transactions.  As of the date hereof, there are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC which have not been so disclosed prior to the date hereof.

Section 3.24           Indebtedness.  Section 3.24 of the Company Disclosure Schedule sets forth, as of April 1, 2007, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, and all reimbursement obligations (or guarantees thereof) with respect to letters of credit issued on behalf of, the Company and each of its Subsidiaries.

Section 3.25           Cable and Satellite Matters.  Section 3.25 of the Company Disclosure Schedule sets forth a list of the ten largest multichannel video programming distributors (including cable systems, SMATV, open video systems, MMDS, MDS, Broadband Radio Service and DBS systems, collectively, “MVPDs”) that carry the analog and/or digital signals of the Company Stations.  No MVPD listed on Section 3.25 of the Company Disclosure Schedule has declined or refused to carry a Company Station or disputed a Company Station’s right to carriage pursuant to such Company Station’s must-carry or retransmission consent election, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ESOP AND MERGER SUB

The ESOP and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1             Qualification, Organization, Subsidiaries, etc.   Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, hold and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, holding or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the ESOP or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (an “ESOP Material Adverse Effect”).  The ESOP has made available to the Company prior to the date of this Agreement a true and complete copy of the operating agreement of the ESOP and the certificate of incorporation and by-laws of Merger Sub, each as amended through the date hereof.

Section 4.2             Authority Relative to This Agreement; No Violation.

(a)           The ESOP has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the trustee of the ESOP, the Board of Directors of Merger Sub and by the ESOP, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the

Secretary of State of the State of Delaware, no other organizational proceedings on the part of the ESOP or corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the ESOP and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of the ESOP and Merger Sub, enforceable against each of the ESOP and Merger Sub in accordance with its terms.

(b)           The execution, delivery and performance by the ESOP and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the ESOP and Merger Sub do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings with and approvals from the FCC and the State Commissions as set forth on Section 3.3(b) of the Company Disclosure Schedule, (v) compliance with any applicable foreign or state competition, antitrust, securities or blue sky laws, (vi) filings under any applicable state takeover Law and (vii) such of the foregoing as may be required in connection with the Financing (collectively, clauses (i) through (vii), the “ESOP Approvals”), and other than any consent, approval, license, authorization, order, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

(c)           The execution, delivery and performance by the ESOP and Merger Sub of this Agreement and the consummation by the ESOP and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the ESOP or Merger Sub, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or result in violation of any provision of any Law binding upon or applicable to the ESOP or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which the ESOP or Merger Sub is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the ESOP or Merger Sub, other than, in the case of clause (ii) through (iv), any such items that would not, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

Section 4.3             Investigations; Litigation.  There is no investigation or review pending (or, to the knowledge of the ESOP, threatened) by any Governmental Entity with respect to the ESOP or Merger Sub which could, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the ESOP’s knowledge, threatened) against or affecting the ESOP or Merger Sub, or any of their respective properties at law or in equity (and to the ESOP’s knowledge there is no basis for any such action, suit, inquiry, investigation, arbitration, mediation or proceeding) before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which could, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

Section 4.4             Proxy Statement; Other Information.  None of the information provided by the ESOP or Merger Sub to be included in the Proxy Statement, the Schedule TO or the Schedule 13E-3 will, at the time the Proxy Statement, the Schedule TO and the Schedule 13E-3 are concurrently filed with the SEC, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation is made by the ESOP or Merger Sub with respect to statements made in the Proxy Statement, the Schedule TO or the Schedule 13E-3 based on information supplied by the Company, any of the Company’s Subsidiaries or any of their respective affiliates.

Section 4.5             Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $.01 per share, 100 of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the ESOP.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than the ESOP may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof, other than business and operations related to the Merger and the transactions contemplated by this Agreement, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6             Lack of Ownership of Company Common Stock.  Except as contemplated by the ESOP Purchase Agreement, neither the ESOP nor any of its Subsidiaries beneficially owns or, since December 31, 2006 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

Section 4.7             Finders or Brokers.  Except for Duff & Phelps, LLC, the ESOP has not employed any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8             No Additional Representations.

(a)           The ESOP acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           The ESOP acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the ESOP and its Representatives except as expressly set forth in Article III, and neither the Company nor any other person shall be subject to any liability to the ESOP or any other person resulting from the Company’s making available to the ESOP or the ESOP’s use of such information, including the presentation materials delivered to the ESOP, as subsequently updated, supplemented or amended (the “Information Memorandum”), or any information, documents or material made available to the ESOP in the due diligence materials provided to the ESOP, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to the ESOP with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1             Conduct of Business by the Company.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the ESOP and Tribune Acquisition (which consent shall not be unreasonably withheld), (iii) as may be expressly required or permitted by this Agreement, the Tribune Purchase Agreement, the Financing Commitments, the New Credit Agreements or the ESOP Purchase Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and (B) the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business, to keep available the services of those of their present officers, employees and consultants who are important to the operation of their business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)           Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the ESOP, the Company:

(i)            shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity securities (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries and (B) that the Company may continue to pay dividends on the Company Preferred Stock in accordance with the terms thereof;

(ii)           shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except (A) for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and (B) as contemplated by the Exchange Agreement;

(iii)          except to the extent required by Law (including Section 409A of the Code) or by Contracts in existence as of the date hereof or by Company Benefit Plans, shall not and shall not permit any of its Subsidiaries to (A) increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted each year), (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter (other than amendments that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus, collective bargaining or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, other than with respect to any employment, severance or retention agreement (or amendment with respect thereto) entered into in the ordinary course of business consistent with past practice between the Company or one of its Subsidiaries, on the one hand, and any consultant, independent contractor, service provider or employee of the Company or its Subsidiaries who is not an executive officer of the Company or its Subsidiaries, or (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or otherwise accelerate any rights or benefits, or make any determinations that would result in a material increase in liabilities under any Company Benefit Plan;

(iv)          shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents, except pursuant to the Certificate of Designation;

(vi)          except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise expressly provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) issuances of up to 75,000 shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefit Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock permitted under this Section 5.1(b) if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (D) issuances of shares of Company Common Stock and other Company securities pursuant to the Tribune Purchase Agreement and the ESOP Purchase Agreement;

(vii)         except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other equity securities or any rights, warrants or options to acquire any such equity securities;

(viii)        shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money (x) on materially no less favorable terms and so long as such indebtedness is voluntarily prepayable or redeemable without premium or penalty or (y) with borrowings under and pursuant to the (1) Amended and Restated Credit Agreement and the Amended and Restated Bridge Credit Agreement, each dated as of June 27, 2006, among the Company, the banks, financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent (together, the “Existing Credit Agreements”) or the (2) definitive credit agreements (the “New Credit Agreements”) to be entered into by the Company pursuant to the Financing Commitments, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money in an amount necessary to effect the exercise of the purchase option for the properties currently owned by TMCT, LLC and leased to the Company and its Subsidiaries, (E) indebtedness for borrowed money in an amount not to exceed $100 million in aggregate principal amount outstanding at any time, incurred as (x) a “Revolving Credit Advance” or a “Swing Line Advance” and “Term Advances” under and pursuant to the Existing Credit Agreements or (y) as an advance under the revolving credit facility to be included in the New Credit Agreements; provided that any amount borrowed pursuant to this clause (E) shall reduce the amount of borrowings permitted under clause (G) below, (F) indebtedness for borrowed money as required to consummate the Offer, the Merger and the transactions contemplated hereby or by the New Credit Agreements and (G) other unsecured indebtedness for borrowed money not to exceed $100 million in aggregate principal amount outstanding at any time other than in accordance with clauses (A)-(F) above, so long as such indebtedness is voluntarily prepayable or redeemable (without premium or penalty) upon no more than three business days’ notice; provided that any amount borrowed pursuant to this clause (G) shall reduce the amount of borrowings permitted under clause (E)(y) above;

(ix)           except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock or equity securities of Subsidiaries, except (A) sales of inventory in the ordinary course of business, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and (C) as set forth on Section 5.1(b) of the Company Disclosure Schedule;

(x)            shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company;

(xi)           shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts;

(xii)          shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any amended Tax Return, or (C) settle or compromise any liability for Taxes or surrender any claim for a refund of Taxes, other than in the case of clauses (B) and (C) hereof in respect of any Taxes that have been identified in the reserves for Taxes in the Company’s GAAP financial statements;

(xiii)         shall not acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price of $120 million in the aggregate; provided that without the ESOP’s consent (which consent may not be unreasonably withheld), the Company shall not acquire or make any investment (or agree to acquire or to make any investment) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC;

(xiv)        shall not adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than as contemplated in this Agreement);

(xv)         shall not settle or compromise any claim, suit, action, arbitration, or other proceeding, whether administrative, civil or criminal, in law or in equity, including in connection with the Matthew Bender and Mosby Tax litigation, except for claims that consist solely of monetary damages in an amount not to exceed $20 million individually and $75 million in the aggregate;

(xvi)        shall not make any capital expenditures other than in accordance with the Company’s budget consistent with past practice and other than expenditures necessary in response to emergencies such as natural disasters or acts of terrorism, in each case in accordance with past practice;

(xvii)       shall not enter into any transaction, agreement, arrangement or understanding between (A) the Company or any Subsidiary, on the one hand, and (B) any affiliate of the Company (other than the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC;

(xviii)      shall not knowingly take any action that would be reasonably likely to prevent or cause a material delay in the satisfaction of the conditions contained in Sections 6.1 and 6.3 or the consummation of the Merger; and

(xix)         shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)           The Company (on behalf of itself and its Subsidiaries and affiliates) agrees that, between the date hereof and the Effective Time, they shall not, and shall not permit any of their respective Subsidiaries or affiliates to enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest attributable to the ESOP or any of its affiliates under the FCC Rules in any radio or television broadcast licensee, or the publisher of any English language daily newspaper of general circulation, if the ownership of such interest would reasonably be expected (A) to result in any delay in obtaining, or failure to obtain, the FCC Order or (B) to require the FCC to issue additional waivers of its ownership rules in prior to granting the FCC Order.

Section 5.2             Investigation. The Company shall afford to the ESOP and its accountants, consultants, legal counsel, financial advisors, and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the ESOP with financial, operating and other data and information as the ESOP, through its respective officers, employees or other authorized Representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall the ESOP or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any onsite procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such procedure is necessary for the Financing).

Section 5.3             No Solicitation.

(a)           Subject to Section 5.3(b)-(e), (i) the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal and (ii) during the period beginning on the date hereof and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (B) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal or access to its properties, books, records or personnel in connection therewith to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, (C) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (D) approve, endorse or recommend any Alternative Proposal, (E) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), (F) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the ESOP, Merger Sub, Tribune Acquisition or their Representatives) with respect to, or which would reasonably be expected to result in, an Alternative Proposal, or (G) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply.  The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.3(a).  Without limiting the foregoing, it is understood that any action of any Subsidiary of the Company or Representative of the Company or any of its Subsidiaries that would be a violation if taken by the Company shall be deemed to be a breach of this Section 5.3 by the Company.

(b)           Notwithstanding the limitations set forth in Section 5.3(a), at any time from the date hereof and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, if the Company receives a bona fide written Alternative Proposal that was not solicited after the execution and delivery hereof (i) which (A) constitutes a Superior Proposal or (B) the Special Committee or the Board of Directors of the Company determines in good faith could reasonably be expected to result in a Superior Proposal, and (ii) which the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel, that the failure of the Special Committee or the Board of Directors of the Company to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law, then the Company may take the following actions:

(x) furnish nonpublic information to the third party (including its Representatives) making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that, subject to Section 5.3(d), are substantially similar to the comparable confidentiality provisions of that certain Confidentiality Agreement, dated as of November 8, 2006, by and between the Company and Equity Group Investments, L.L.C. (the “Confidentiality Agreement”), it being understood that such agreement with such third party need not have comparable standstill provisions), (y) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Alternative Proposal, and (z) approve, recommend and enter into an agreement with the third party with respect to the Alternative Proposal and exempt such third party from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply to such Alternative Proposal, in each case in connection with the termination of this Agreement pursuant to and in accordance with the terms of Section 7.1(g); provided, however, that (1) the ESOP shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Company furnishing information to the person making such Alternative Proposal or its Representatives and (2) the Company shall substantially simultaneously provide or make available to the ESOP any written material nonpublic information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to the ESOP.

(c)           Except as provided in the next sentence, neither the Special Committee nor the Board of Directors of the Company shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to the ESOP, the approval or recommendation by the Special Committee or the Board of Directors of the Company of the Merger or this Agreement or the other transactions or agreements contemplated by this Agreement (including the Offer), (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (iii) recommend that shareholders of the Company tender their shares in connection with any tender offer or exchange offer (other than the Offer) or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL (each of the foregoing, a “Change of Recommendation”).  Notwithstanding the foregoing, but subject to Section 5.4(c), the Special Committee or the Board of Directors of the Company may, at any time, make a Change of Recommendation if the Special Committee or the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel and financial advisors, that the failure of the Special Committee or the Board of Directors of the Company to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law; provided, however, that no Change of Recommendation shall change the approval of the Special Committee or the Board of Directors of the Company for purposes of (A) causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement or (B) rendering the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the execution and operation of this Agreement.

(d)           The Company promptly (and in any event within 48 hours) shall advise the ESOP orally and in writing of (i) any Alternative Proposal after the date hereof or indication or inquiry after the date hereof with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request after the date hereof for nonpublic information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, or (iii) any inquiry or request after the date hereof for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry).  The Company shall keep the ESOP reasonably informed on a current basis (and in any event within 48 hours of the occurrence of any material changes or developments) of the status (including the material terms and conditions thereof and any material change thereto) of any such Alternative Proposal or indication or inquiry, including furnishing copies of any written revised proposals.  Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify the ESOP orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal.  The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to the ESOP as required by this Section 5.3(d).

(e)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law; provided, however, that neither the Company, the Board of Directors nor the Special Committee may effect a Change of Recommendation unless permitted by Section 5.3(c).

(f)            As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer (including any proposal or offer from or to the Company’s shareholders) made by any person or group of persons prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by the ESOP, Merger Sub and Tribune Acquisition and other than the Offer) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of assets representing twenty percent (20%) or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock.

(g)           As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Company’s or the Special Committee’s outside legal and financial advisors, and considering such factors as the Special Committee or the Board of Directors of the Company, as applicable, consider to be appropriate (including the timing and likelihood of consummation of such proposal, financial and regulatory aspects, and any alterations to this Agreement agreed to in writing by the ESOP in response thereto), is more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.

Section 5.4             Proxy Statement; Company Meeting.

(a)           The Company, the ESOP and Merger Sub shall each use their reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act or any other federal securities Laws, and under any applicable state securities or “blue sky” Laws, in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3.  In connection with the Merger and the Company Meeting, the Company shall prepare and concurrently file with the SEC the Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement, and the Company and the ESOP shall use all reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders, all as promptly as reasonably practicable; provided, however, that prior to the concurrent filing of the Proxy Statement and the Schedule 13E-3 the Company shall consult with the ESOP with respect to such filings and shall afford the ESOP and its respective Representatives reasonable opportunity to review and comment thereon.  The ESOP and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement or the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company.  The Company shall notify the ESOP of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply the ESOP with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger.  Each of the Company, the ESOP and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof.  Each of the Company, the ESOP and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading.  If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform the ESOP.  In such case, the Company, with the cooperation of the ESOP, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with the ESOP with respect to such amendment or supplement and shall afford the ESOP and its Representatives reasonable opportunity to comment thereon.  Notwithstanding the foregoing, the Company shall have no obligation to notify the ESOP of any matters to the extent that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Company’s or the

Special Committee’s legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law.

(b)           Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 45 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and the ESOP), and (ii) subject to any Change of Recommendation of the Board of Directors or the Special Committee in accordance with Section 5.3(c), (A) include in the Proxy Statement the recommendation of the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, that the shareholders of the Company vote in favor of the adoption of this Agreement, and the written opinions referred to in Section 3.18 hereof, dated as of the date of this Agreement (unless the Company shall have been notified of the withdrawal of either such opinion) and (B) use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

(c)           Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Article VII, the Company will take all of the actions contemplated by Section 5.4(a) and Section 5.4(b) regardless of whether the Board of Directors of the Company (acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has made a Change of Recommendation, and will submit this Agreement for adoption by the shareholders of the Company at the Company Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Article VII.

Section 5.5             Stock Options and Other Stock-Based Awards; Employee Matters.

(a)           Stock Options and Other Stock-Based Awards.

(i)            Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(ii)           At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Restricted Shares (as hereinafter defined), any rights under the Stock Purchase Plan, and Company Stock Options (each, other than Restricted Shares, rights under the Stock Purchase Plan and Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iii)          Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iv)          As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”)) will adopt such resolutions and take such other actions as may be required to provide that with respect to the Stock Purchase Plan:  (A) participants in the Stock Purchase Plan may not increase their payroll deductions or purchase election from those in effect on the date of this Agreement, (B) no purchase period will be commenced after the date of this Agreement (it being understood that any purchase period in effect on the date of the Agreement may continue in accordance with its terms), (C) the Stock Purchase Plan shall be terminated effective immediately prior to the Effective Time and (D) the amount of the accumulated contributions of each participant under the Stock Purchase Plan as of immediately prior to the Effective Time shall be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(v)           The Compensation & Organization Committee of the Board of Directors of the Company shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Stock-Based Awards, Restricted Shares and rights under the Stock Purchase Plan to implement the foregoing provisions of this Section 5.5.

(b)           Employee Matters.

(i)            From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (without giving effect to any amendments thereto after the Effective Time except if consented to by the affected party).  Notwithstanding any other provision of this Agreement to the contrary, (A) the Surviving Corporation shall provide each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (“Company Employees”) whose employment terminates during the one-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the Company’s severance plans and policies as in effect immediately prior to the Effective Time (it being understood that Company Employees whose severance benefits are otherwise addressed in Section 5.5(b)(iv) of the Company Disclosure Schedule will be governed thereby), and (B) during such one-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees.  Except as provided in the last sentence of this Section 5.5(b)(i) or in Section 5.5(b)(iv) or (v), nothing contained in this Agreement shall be construed as requiring the Surviving Corporation to establish, maintain or continue any specific plans.  Furthermore, except as provided in the last sentence of this Section 5.5(b)(i) or in Section 5.5(b)(iv) or (v), no provision of this Agreement shall be construed as prohibiting or limiting the ability of the Surviving Corporation to amend, modify or terminate, any plans, programs, policies, arrangements, agreements or understandings of the Surviving Corporation or the Company.  Without limiting the scope of Section 8.10, nothing herein shall confer any rights or remedies of any kind or description upon any current or former employee of the Company and its Subsidiaries or any other Person other than the ESOP, the Company and their respective successors and assigns; provided, however, that the last sentence of this Section 5.5(b)(i) shall be enforceable by and on behalf of the beneficiaries of the Company’s Transitional Compensation Plan, as in effect as of the date hereof (the “Transitional Compensation Plan”), and their respective successors and assigns.  Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall honor, fulfill and discharge the Company’s obligations under the Transitional Compensation Plan, without any amendment or change that is adverse to any beneficiary of such Transitional Compensation Plan.

(ii)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any new employee benefit plans of Surviving Corporation and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii)          The ESOP and the Surviving Corporation each hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans and the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation agrees to the additional matters set forth on Section 5.5(b)(iv) of the Company Disclosure Schedule.

(v)           Immediately following the Closing, the Surviving Corporation shall adopt an incentive plan in accordance with the term sheet set forth in Section 5.5(b)(v) of the Company Disclosure Schedule.  This Section 5.5(b)(v) shall be enforceable by and on behalf of the beneficiaries of the Transitional Compensation Plan.

Section 5.6             Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Company, the ESOP and Merger Sub shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the ESOP Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by the ESOP to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement (it being understood that the failure to receive any such consents, approvals or waivers shall not be a condition to the ESOP’s and Merger Sub’s obligations hereunder, except with respect to the consents set forth on Section 6.1(d) of the Company Disclosure Schedule), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this

Agreement; provided, however, that in no event shall the ESOP, Merger Sub, the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the ESOP shall (i) promptly, (A) but in no event later than fifteen (15) days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, and (B) but in no event later than thirty (30) days after the date hereof, make their respective filings and thereafter make any other required submissions under the with the FCC to obtain the FCC Order (the “FCC Applications”), (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of the ESOP or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of the ESOP or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, (iv) promptly inform the other party upon receipt of any material communication from the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or the ESOP, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and the ESOP shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and the ESOP agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and the ESOP shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)           For purposes of this Agreement, “Regulatory Law” means the Communications Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate media ownership or (iii) protect the national security or the national economy of any nation.

(e)           The ESOP and the Company acknowledge that license renewal applications (each, a “Renewal Application”) may be pending before the FCC with respect to one or more Company Stations (each, a “Renewal Station”).  In order to avoid disruption or delay in the processing of the FCC Applications, the ESOP and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting the processing of license assignments and transfers in transactions involving multiple markets, notwithstanding the pendency of one or more license renewal applications.  The ESOP and the Company agree to make such representations and undertakings as are reasonably necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending Renewal Application, and to assume the risks relating to such Renewal Application.  To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications, the ESOP and the Company shall enter into tolling agreements with the FCC with respect to the relevant Renewal Application as reasonably necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry or other proceedings, including complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”).  The ESOP and the Company shall consult in good faith with each other prior to entering into any such Tolling Agreement.  Section 5.6(e) of the Company Disclosure Schedule sets forth each Renewal Application pending as of the date of this Agreement and describes any challenge, petition or investigation that, to the knowledge of the Company, is pending or threatened by or before the FCC against such Renewal Application.

Section 5.7             Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and the ESOP and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8             Public Announcements.  The Company and the ESOP will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  The ESOP and the Company agree to issue a joint press release, together with Tribune Acquisition, announcing this Agreement.

Section 5.9             Indemnification and Insurance.

(a)           For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any certificate of incorporation, by-laws or similar organizational documents, for a period of six (6) years from the Effective Time, in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries (it being understood that any indemnification agreement shall remain in effect in accordance with its terms); provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)           The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in and to the extent of their capacities as such and not as shareholders and/or equity holders of the Company or its Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)           For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the ESOP shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (such 200% amount, the “Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount.  At the Company’s option, after consultation with the ESOP, the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy or policies (at an aggregate cost not exceeding the Maximum Premium times six) on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.  If such “tail” prepaid policy or policies has or have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall cause such policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The Company represents that the Maximum Premium is $7,915,164.

(d)           The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise.  The provisions of this Section 5.9 shall survive the consummation of the Merger in accordance with their terms and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)            In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9.

Section 5.10           Control of Operations.  Nothing contained in this Agreement shall give the ESOP, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11           Financing.

(a)           Section 5.11 of the Company Disclosure Schedule sets forth a true, accurate and complete copy of those certain commitment letters, letter agreements and related fee letters (collectively, the “Debt Commitment Letters”), dated April 1, 2007, from Merrill Lynch Capital Corporation, Citigroup Global Markets Inc. and JPMorgan Securities Inc. to the Company (the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide the Company with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger, the Offer and the other transactions contemplated hereby (the “Financing”).  The Company shall use reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy on a timely basis all conditions applicable to the Company in such Financing Commitments, including, without limitation, conditions related to the payment of fees and expenses of the lead arrangers, the preparation and delivery to the lead arrangers of offering materials related to the Senior Notes (as defined in the Debt Commitment Letters), and the provision of information relating to the financial and operating results of the Company, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments.  The Company shall give the ESOP prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments.  Upon reasonable request, the Company shall inform the ESOP in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, or amends the conditions to the drawdown of the Financing or any other terms thereof in any respect that could be reasonably expected to affect the availability of the Financing or delay the Closing, in each case, in any material respect.  In the event that the Company becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources substantially consistent with the Financing Commitments, the Company shall promptly notify the ESOP and shall use reasonable best efforts to arrange any such portion from alternative sources.

(b)           The ESOP will and will cause its Representatives to, at the Company’s sole expense, cooperate reasonably with the Company and its authorized Representatives in connection with the arrangement, negotiation and closing of the Financing and the issuance of the Senior Notes (as defined in the Debt Commitment Letters), including (i) participation in a reasonable number of meetings on reasonable advance notice, (ii) furnishing information (including any financial statements) reasonably required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (iii) cooperation and assistance in respect of the preparation, negotiation, execution and closing of any underwriting or placement agreements, indentures, credit agreements, pledge and security documents, other definitive financing documents; provided, that, without limiting the obligations of the ESOP under this Section 5.11(b), the ESOP shall not be required to become subject to any obligations relating to such activities prior to the Closing; and provided, further, that any information provided to the Company pursuant to this Section 5.11(b) shall be subject to the applicable Confidentiality Agreement other than information included in any offering memoranda, private placement memoranda, prospectuses and similar documents.

Section 5.12           Specified Divestitures. The Company shall, and/or shall cause one or more of its Subsidiaries, to: (a) promptly after the date hereof, use commercially reasonable efforts (at the Company’s sole expense) to commence a process by which the Company will or will cause one or more of its Subsidiaries to sell all of the assets or equity or other ownership interests owned or held by the Company and/or any of its Subsidiaries in the businesses identified on Section 5.12 of the Company Disclosure Schedule (the “Divestitures” and each a “Divestiture”), (b) coordinate with the ESOP and its advisors on all material aspects of the sale process and strategy in effecting the Divestitures, including any public announcements related thereto, (c) coordinate with the ESOP and its advisors on all material terms, conditions and obligations of a proposed Divesture, including transaction structure and timing, price, form of consideration, tax considerations, representations and warranties, indemnification obligations and other material terms, conditions and obligations, and (d) provide the ESOP and its advisors with a reasonable opportunity to review and comment upon any material transaction documents related to a proposed Divestiture. Nothing in this Agreement shall be deemed to require the Company to consummate any such Divestiture or to enter into any agreement for such Divestiture that is not conditioned on the closing of the Merger.

Section 5.13           FCC Matters. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to: (i) comply in all material respects with all material requirements of the FCC applicable to the construction or operation of a Company Station, (ii) promptly deliver to the ESOP copies of any material reports, applications, petitions, objections or responses filed with the FCC with respect to a Company Station, (iii) promptly notify the ESOP of any material inquiry, investigation or proceeding initiated by the FCC relating to a Company Station, (iv) maintain in effect all of the Company FCC Licenses material to the operation of a Company Station and (v) not make or revoke any election with the FCC if such election or revocation would be material and adverse, individually or in the aggregate, to the Company or any of its Subsidiaries.

Section 5.14           Company Offer.

(a)           As promptly as reasonably practicable after the date hereof, the Company shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase up to approximately 126 million shares of Company Common Stock at a price of $34 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”). The Offer shall be subject to the conditions set forth in Section 5.14 of the Company Disclosure Schedule. The Company expressly reserves the right (subject to the terms of the Tribune Purchase Agreement) to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced, unless extended.

(b)           As soon as practicable on the date of commencement of the Offer, the Company shall (i) file with the SEC (A) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (B) a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “TO Schedule 13E-3”), if required, and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock. The ESOP and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Offer Documents and the TO Schedule 13E-3 each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the ESOP and its counsel.

(c)           If the Offer is not consummated, this Agreement shall nevertheless remain in full force and effect in accordance with the terms hereof, and the Merger shall be consummated in accordance with the terms and subject to the conditions hereof.

Section 5.15           Eagles Exchange. In the event that any shares of Company Common Stock or Series D-1 Preferred Stock are owned or held by the Eagle Entities on any day that is less than 20 business days prior to Closing, the Company shall, and the Company shall cause the Eagle Entities to, (a) enter into an Exchange Agreement substantially in the form attached hereto as Exhibit C, which provides for Eagle New Media and Eagle Publishing to agree, on the terms and subject to the conditions set forth in the form of Exchange Agreement, to exchange (the “Exchange”) all of the outstanding Company Common Stock and Series D-1 Preferred Stock held by them for shares of newly designated and issued Series E Preferred Stock, without par value, of the Company (the “Series E Preferred Stock”), with such terms and conditions as are necessary to provide for a fair value exchange and are reflected in a form of Certificate of Designation that will be attached as an exhibit to the Exchange Agreement (the “Certificate of Designation”), and (b) to consummate the Exchange prior to Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions (provided, however, that neither the ESOP nor Merger Sub shall be permitted to waive any condition hereunder without the express written consent of Tribune Acquisition):

(a)           The Company Shareholder Approval shall have been obtained.

(b)           No restraining order, injunction or other order by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)           Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and the FCC Order shall have been obtained.

(d)           The consents and approvals set forth on Section 6.1(d) of the Company Disclosure Schedule shall have been received.

(e)           The Exchange shall have been consummated in accordance with the terms of the Exchange Agreement, unless the Eagle Entities do not then own or hold any shares of Company Common Stock or Series D-1 Preferred Stock as a result of a liquidation, distribution or otherwise.

(f)            All of the conditions precedent to the consummation of the purchase of the Subordinated Note and the Warrant contemplated by the Tribune Purchase Agreement shall have been satisfied or waived (other than consummation of the Merger) such that such purchases shall occur immediately following the consummation of the Merger.

(g)           The Company shall have obtained the Financing on the terms set forth in the Financing Commitments, or alternative financing on substantially similar terms that are not materially more onerous than the terms reflected in such Financing Commitments, sufficient to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.2             Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of the ESOP and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, an ESOP Material Adverse Effect.

(b)           The ESOP shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           The FCC Order shall not impose any condition on the ESOP, the Company or any Subsidiary of the Company that, individually or in combination with one or more other conditions, would reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the broadcasting business of the Company and its Subsidiaries, taken as a whole.

(d)           The ESOP shall have delivered to the Company a certificate, dated the Effective Time and signed on its behalf by the ESOP Fiduciary, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e)           The Company shall have obtained an opinion from Valuation Research Corporation or another nationally recognized firm reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Company, as to the solvency of the Company after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby and including the closing of the transactions contemplated by the Tribune Purchase Agreement and the ESOP Purchase Agreement).

Section 6.3             Conditions to Obligations of the ESOP and Merger Sub to Effect the Merger. The obligations of the ESOP and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions (provided, however, that neither the ESOP nor Merger Sub shall be permitted to waive any condition hereunder without the express written consent of Tribune Acquisition):

(a)           (i)  The representations and warranties of the Company set forth in Section 3.2(a) and (d) shall be true and correct in all material respects, (ii) the representations and warranties of the Company set forth in Sections 3.10(a)(ii) and (b) shall be true and correct in all respects and (iii) the other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           The Company shall have delivered to the ESOP a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

Section 6.4             Frustration of Closing Conditions. Neither the Company nor the ESOP may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1             Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, as follows:

(a)           by the mutual written consent of the Company and the ESOP;

(b)           by either the Company or the ESOP if (i) the Effective Time shall not have occurred on or before May 31, 2008 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)           by either the Company or the ESOP if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling; and provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such final, non-appealable injunction, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)           by either the Company or the ESOP if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

(e)           by the Company, if the Company is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and if the ESOP shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform by the ESOP (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date; provided that the Company shall have given the ESOP written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)            by the ESOP, if the ESOP is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform by the Company (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date; provided that the ESOP shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the ESOP’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)           by the Company, prior to the Company Shareholder Approval, if the Board of Directors of the Company or the Special Committee determines to accept a Superior Proposal; provided, however, that (i) the Company shall have provided written notice to the ESOP (a “Notice of Superior Proposal”) advising the ESOP that the Board of Directors of the Company or the Special Committee has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and the identity of the person making the proposal and providing the ESOP with a copy thereof (if in writing), (ii) at least three (3) business days following receipt by the ESOP of the Notice of Superior Proposal, and taking into account any revised proposal made by the ESOP since receipt of the Notice of Superior Proposal, the Board of Directors of the Company or the Special Committee shall have concluded that such Superior Proposal remains a Superior Proposal; provided that during such three (3) business day period, at the ESOP’s request, the Company shall cooperate and negotiate with the ESOP in connection with the ESOP’s efforts to make such a revised proposal; and provided, further, that in the event of any material change to the terms of such Superior Proposal, the Board of Directors of the Company or the Special Committee shall deliver to the ESOP an additional Notice of Superior Proposal, and the three (3) business day period referenced above shall be extended for an additional forty-eight (48) hours, (iii) the Company shall be in compliance with Section 5.3, (iv) the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of such Superior Proposal and (v) the Company shall have given the ESOP forty-eight (48) hours’ written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g), which notice period may run concurrently with any notice period contemplated by clause (ii) above;

(h)           by the ESOP, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement or has effected a Change of Recommendation in a manner adverse to the ESOP; and

(i)            by the Company, if the consummation of the purchase of Company Common Stock and the Subordinated Exchangeable Note pursuant to the Tribune Purchase Agreement shall not have occurred on or prior to August 17, 2007 or if the Tribune Purchase Agreement is terminated in accordance with its terms prior to the Effective Time.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company, the ESOP or Merger Sub, except as provided in Section 8.20 of the Tribune Purchase Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2             Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by the Company, the ESOP, the ESOP Fiduciary or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Company.

Section 8.3             Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5             Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7             Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the ESOP or Merger Sub:

Tribune Employee Stock Ownership Trust
c/o Greatbanc Trust Company, Trustee
1301 West 22nd Street, Suite 702
Oak Brook, Il  60523
Attn: Marilyn Marchetti and Danielle Montesano
Tel: (630) 572-5121 and (630) 572-5120
Fax: (630) 571-0599

with copies to:

K & L Gates
535 Smithfield Street
Pittsburgh, PA  15222
Attn: Charles R. Smith, Esq.
Tel: (412) 355-6536
Fax: (412) 355-6501

and with additional copies to Tribune Acquisition and its copied parties.

To the Company:

Tribune Company

435 North Michigan Avenue

Chicago, IL 60611

Attn: c/o Crane H. Kenney

Senior Vice President, General Counsel & Secretary

Tel: (312) 222-2491

Fax: (312) 222-4206

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Steven A. Rosenblum and Peter E. Devine

Tel: (212) 403-1000

Fax: (212) 403-2000

and

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attn: Thomas A. Cole and Larry A. Barden

Tel: (312) 853-7473 and (312) 853-7785

Fax: (312) 853-7036

and

Skadden, Arps, Slate, Meagher & Flom LLP

Suite 2100

333 West Wacker Drive

Chicago, IL 60606

Attn: Charles W. Mulaney, Jr.

Tel: (312) 407-0700

Fax: (312) 407-0411

and

McDermott, Will & Emery

227 West Monroe Street

Chicago, IL 60606

Attn: William W. Merten

Tel: (312) 984-7647

Fax: (312) 984-7700

To Tribune Acquisition:

EGI-TRB, L.L.C.

c/o Equity Group Investments, L.L.C.

Two North Riverside Plaza, Suite 600

Chicago, IL 60606

Attn: Joseph M. Paolucci and Marc D. Hauser

Tel: (312) 466-3885 and (312) 466-3281

Fax: (312) 454-0335

with copies to:

Jenner & Block LLP

330 N. Wabash Ave.

Chicago, IL 60611

Attn: Joseph P. Gromacki

Tel: (312) 923-2637

Fax: (312) 923-2737

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9             Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10           Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 2.1(a), Section 5.5(a), Section 5.5(b)(v), Section 5.9, and the last two sentences of Section 5.5(b)(i), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11           Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the ESOP and

Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or the ESOP in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12           Tribune Acquisition Rights. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that neither the ESOP nor Merger Sub may, without the prior written consent of Tribune Acquisition, either (a) waive or amend any provision of this Agreement (including, without limitation, any condition under Section 6.1 or 6.3 hereof), including by the exercise of any consent rights, or (b) agree to, or exercise any right to, terminate this Agreement under Section 7.1(a) or 7.1(h).

Section 8.13           Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14           Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15           No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.16           Definitions.

(a)           References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to the ESOP, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)           Each of the following terms is defined on the pages set forth opposite such term:

Action	43
Additional Per Share Consideration	4
affiliates	56
Agreement	1
Alternative Proposal	34
Annualized Portion	4
Book-Entry Shares	5
business day	56
Cancelled Shares	4
Certificate of Designation	46

Certificate of Merger	2
Certificates	5
Change of Recommendation	33
Closing	2
Closing Date	2
Code	6
Communications Act	12
Company	1
Company Approvals	12
Company Benefit Plans	17
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	38
Company FCC Licenses	15
Company Financial Advisors	23
Company Joint Venture	7
Company Material Adverse Effect	8
Company Material Contracts	23
Company Meeting	36
Company Permits	15
Company Preferred Stock	9
Company SEC Documents	13
Company Shareholder Approval	22
Company Station	16
Company Stock Option	36
Company Stock Plans	9
Company Stock-Based Award	37
Confidentiality Agreement	33
control	56
Debt Commitment Letters	44
DGCL	2
Dissenting Shares	4
Divestiture	45
Divestitures	45
Eagle Entities	8
Eagle New Media	8
Eagle Publishing	8
Effective Time	2
Employees	21
End Date	49
Environmental Law	16
ERISA	17
ERISA Affiliate	18
ESOP	1
ESOP Approvals	25
ESOP Fiduciary	1

ESOP Material Adverse Effect	24
ESOP Purchase Agreement	1
Exchange	46
Exchange Act	11
Exchange Agreement	9
Exchange Fund	5
Existing Credit Agreements	29
FAA	15
FCC	11
FCC Applications	40
FCC Order	12
FCC Rules	12
Financing	44
Financing Commitments	44
GAAP	13
Governmental Entity	11
Hazardous Substance	17
HSR Act	11
Indemnified Party	43
Information Memorandum	27
Intellectual Property	22
Investor Rights Agreement	1
IRS	18
knowledge	56
Law	14
Laws	14
Lien	12
Maximum Premium	43
Merger	1
Merger Consideration	4
Merger Sub	1
MVPDs	24
New Credit Agreements	29
New Plans	38
Notice of Superior Proposal	50
Offer	46
Offer Documents	46
Offer Price	46
Old Plans	38
Option and Stock-Based Consideration	37
Option Consideration	36
Paying Agent	5
Permitted Lien	13
person	56
Proxy Statement	19
Recommendation	11

Regulatory Law	41
Release	17
Renewal Application	41
Renewal Station	41
Representatives	31
Restricted Shares	37
Rights	20
Rights Agreement	20
Sarbanes-Oxley Act	14
Schedule 13E-3	19
Schedule TO	46
SEC	13
Securities Act	13
Series D-1 Preferred Stock	9
Series E Preferred Stock	46
Share	3
Special Committee	1
State Commissions	11
Stock Purchase Plan	37
Subordinated Exchangeable Note	1
Subordinated Note	1
Subsidiaries	56
Superior Proposal	34
Surviving Corporation	2
Tax Return	21
Taxes	21
Termination Date	27
TO Schedule 13E-3	46
Tolling Agreement	42
Transitional Compensation Plan	38
Tribune Acquisition	1
Tribune Purchase Agreement	1
Warrant	1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GREATBANC TRUST COMPANY, not in its
individual or corporate capacity, but solely as
trustee of the TRIBUNE EMPLOYEE STOCK
OWNERSHIP TRUST, which forms a part of the
TRIBUNE EMPLOYEE STOCK OWNERSHIP
PLAN

By:	/s/ Marilyn H. Marchetti
Name:	Marilyn H. Marchetti
Title:	Senior Vice President

TESOP CORPORATION

By:	/s/ Marilyn H. Marchetti
Name:	Marilyn H. Marchetti
Title:	President

TRIBUNE COMPANY

By:	/s/ Dennis J. FitzSimons
Name:	Dennis J. FitzSimons
Title:	Chairman, President and
Chief Executive Officer

EGI-TRB, L.L.C.
(solely for the limited purposes of Section 8.12 hereof)

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President

Signature Page to the Agreement and Plan of Merger